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                                                        Exhibit (10)(F)


                              Morton International, Inc.
                           NOTICE OF RESTRICTED STOCK AWARD
                                 AND GRANT AGREEMENT


     Fred J. Musone
     Morton International, Inc.
     Automotive Safety Products
     3350 Airport Road
     Ogden, UT  84405

     ID:  ###-##-####



     I am pleased to advise you that you have been granted the following Restricted Stock Award of Morton International, Inc. common stock:


           Date of Grant                             02/06/95

           Total Number of Shares                      10,000


     Please sign the extra copy of this letter where indicated below to confirm your understanding and agreement that the above-described Restricted Stock Award is governed by the terms and conditions of
     1) the Morton International, Inc. 1989 Incentive Plan as amended; and 2) the Grant Agreement covering this award. Both documents are attached to and made a part of this letter.

     Also attached are an SEC prospectus dated October 17, 1994, summarizing the above Incentive Plan, and three copies of a form of stock power covering the shares granted to you. Please sign each stock power on the line above "Transferor Signature." Do NOT date or fill in any other blank lines on the stock powers.

     Your signed copy of this letter (without attachments) and all three Stock Powers should be returned to:


                Morton International, Inc.
                Office of the Corporate Secretary
                100 N. Riverside Plaza
                Chicago, Illinois 60606-1596



           /s/ P. M. Phelps                             February 7, 1995
     -----------------------------------                ------------------
     For Morton International, Inc.                     Date



            /s/ Fred J. Musone                            2-14-95
     -----------------------------------                ------------------
     Fred J. Musone                                     Date

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                       MORTON INTERNATIONAL, INC.

                     G R A N T    A G R E E M E N T



                  APPLICABLE TO RESTRICTED STOCK AWARD
               GRANTED FEBRUARY 6, 1995 TO FRED J. MUSONE


Your restricted stock award of 10,000 shares of common stock of Morton International, Inc. (the "Company") is subject to the following provisions in addition to those set forth in the attached Notice of Grant (the "Notice"):

1.  TRANSFER RESTRICTIONS:

    Your restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the "restriction period" defined in section 2 hereof. Any dividends or distributions on your restricted stock, other than cash dividends, during the restriction period will be treated as restricted stock under this Agreement. Except for the restrictions contained in this Agreement, you will have all of the rights, including voting rights, of a holder of Company common stock as to your restricted stock.

2.  RESTRICTION PERIOD:

    Unless earlier terminated in accordance with sections 3 or 4 hereof, the restrictions on 3,333 shares of the stock granted to you hereunder shall terminate one year after the Grant Date (February 6, 1996); the restric-tions on 3,333 additional shares of said stock shall terminate two years after the Grant Date (February 6, 1997); and the restrictions on the remaining 3,334 shares of said stock shall terminate three years after the Grant Date (February 6, 1998).

3.  TERMINATION OF EMPLOYMENT:

    If your employment with the Company terminates during the restriction period because of your death or total and permanent disability, the restriction period will terminate as to all your stock remaining restricted as of the date of such termination. If your employment terminates during the restriction period for any other reason (except in connection with circumstances described in Section 4 hereof), all of your then remaining restricted stock will be forfeited.

4.  CHANGE IN CONTROL OF THE COMPANY OR DISPOSITION OF ITS
    AUTOMOTIVE SAFETY PRODUCTS GROUP

    The restriction period will terminate as to all your stock remaining restricted as of the date your employment with the Company or any successor, as the case may be, terminates for any reason following 1) a change in control of the Company*; or 2) a sale or other disposition by the Company of all or substantially all of the assets of its Automotive Safety Products Group, other than to a corporation (or other entity) whose outstanding shares of common stock (or other ownership interest) are at least 50% owned, directly or indirectly, by the Company.

____________
* as defined on pages 4-5 of the Company's 1989 Incentive Plan, amended effective June 23, 1994 (the "Plan"), a copy of which is attached hereto.

                                         -1-

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5.  DELIVERY AT END OF RESTRICTION PERIOD:

    As soon as practicable after termination of restrictions pursuant to sections 2, 3 or 4 hereof, a certificate for the stock becoming free of restrictions will be delivered to you, decreased by any stock withholding elected by you pursuant to Section 6. hereof to satisfy tax obligations.


6.  TAX EFFECTS:

    Unless you make the election described below, you will be liable for applicable Federal, State, and/or local income taxes on the value of your restricted stock when the restriction period terminates. Alternatively, you may file an election with the Internal Revenue Service to pay such taxes based on the value of your restricted stock on the date of grant*. This election must be filed within 30 days after the grant date. Any tax liability you incur with respect to your restricted stock may be withheld from your pay in accordance with legal requirements. Any taxes payable by you upon termination of the restriction period may be satisfied, at your option, by having the Company withhold stock to which you would otherwise be entitled having a value equal to the amount of withholding required.

    Additionally, cash dividends paid on your restricted stock will be subject to applicable taxes and withholding requirements when paid.

    The above summary should be read together with the enclosed Prospectus dated October 17, 1994, covering the Plan which describes certain tax consequences of restricted stock awards on page 5. In addition, it is strongly suggested that you review the tax aspects of this grant with your personal tax advisor.

7.  CONFORMITY WITH PLAN:

    Your restricted stock award is intended to conform in all respects with the Plan. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Grant Agreement.

8.  EMPLOYMENT AND SUCCESSORS:

    Nothing herein or in the Notice or the Plan confers any right or obligation on you to continue in the employ of the Company or shall affect in any way your right or the right of the Company to terminate your employment at any time. This Grant Agreement, the Notice, and the Plan shall be binding upon any successor or successors of the Company.

9.  GOVERNING LAW:

    This Grant Agreement, the Notice, and the Plan shall be construed in accordance with and governed by the laws of the State of Illinois.



_______________
*  $30.0625 per share (average of Company stock high and low NYSE prices on date of grant).

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